Exhibit 99.1

Clene Appoints David J. Matlin as Chairman of the Board

SALT LAKE CITY, May 19, 2021 -- Clene Inc. (NASDAQ: CLNN) (along with its subsidiaries, “Clene”) and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to the treatment of neurodegenerative disease using bioenergetic nanocatalysis, today announced the appointment of David J. Matlin as Chairman of the Board. He has served as a Director of Clene since 2020.

Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers, a global private equity firm he co-founded in 2002. Previously, he was a Managing Director at Credit Suisse First Boston and a founding partner of Merrion Group.

He currently serves on the boards of publicly held companies Flagstar Bancorp, U.S. Well Services and MedTech Acquisition Corp, as well as privately held companies DermaSensor, Pristine Surgical, and Traffk. Mr. Matlin holds a JD from the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania.

“We are honored to have David lead our Board as Chairman,” stated Rob Etherington, President and CEO of Clene. “His guidance as a Director was integral to our successful public listing on Nasdaq. As we advance our clinical pipeline including a registration trial in ALS for which we plan to announce topline results in the first half of 2022, Clene is in a pivotal growth stage and David’s deep capital markets experience with high-value companies will continue to be an asset.”

Mr. Matlin commented, “It is an honor to serve as Chairman of Clene’s Board during this exciting time of growth for the company. Since its entrance into the public market last year, Clene has continued to efficiently execute on its clinical development strategy and remains poised to achieve multiple, potentially transformative 2021 – 2022 milestones. I look forward to working closely with Clene’s management team as the company continues its work developing an entirely new class of therapeutics to meet the needs of patients with neurodegenerative diseases.”

Mr. Matlin is succeeding Shalom Jacobovitz, who has stepped down from Chairman but will continue to serve on the Board.

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease, is leading the way by using nanotechnology to treat bioenergetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs—bioenergetic nanocatalysts. Clene’s lead drug candidate, CNM-Au8, is a concentrated nanocrystalline gold (Au) suspension that drives critical cellular bioenergetic reactions in the CNS. CNM-Au8 increases cellular energy to accelerate neurorepair and improve neuroprotection. Currently, CNM-Au8 is being investigated for efficacy and safety in a Phase 3 registration trial for ALS and in Phase 2 trials for multiple sclerosis and Parkinson’s disease. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Gwendolyn Schanker
LifeSci Communications
(269) 921-3607
gschanker@lifescicomms.com

Investor Contact

Bruce Mackle

LifeSci Advisors, LLC

(929) 469-3859

bmackle@lifesciadvisors.com

Source: Clene Inc.